UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 21, 2013

GIGAMON INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35957	26-3963351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

598 Gibraltar Drive

Milpitas, California 95035

(Address of principal executive offices, including zip code)

(408) 263-2022

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Preliminary Estimated Financial Data

On October 21, 2013, Gigamon Inc. (the “Company” or “Gigamon”) announced preliminary estimated financial data for the three months ended September 28, 2013.

The Company’s interim unaudited consolidated financial statements for the three months ended September 28, 2013 have not been finalized and are not available. Based on the information that is currently available to the Company, it has prepared the following preliminary estimated financial data for the three months ended September 28, 2013:

•	Total revenue of $38.0 million to $39.0 million, compared to total revenue of $25.7 million in the three months ended September 30, 2012. Total revenue increased in the three months ended September 28, 2013 compared to the three months ended September 30, 2012 as a result of an increase in the volume of products sold, primarily due to large orders for Gigamon’s products from end-user customers, and as a result of the growth in Gigamon’s installed base leading to more end-user customers under maintenance and support contracts.

•	Total gross margin of 79.5% to 80.0%, compared to gross margin of 80% in the three months ended September 30, 2012. Total gross margin for the three months ended September 28, 2013 and the three months ended September 30, 2012 reflects non-cash stock-based compensation expense of $0.3 million and $0.1 million, respectively.

•	Operating expenses of $29.3 million to $29.5 million, compared to operating expenses of $18.5 million in the three months ended September 30, 2012. Operating expenses increased primarily as a result of an increase in personnel expenses from $12.1 million in the three months ended September 30, 2012 to $17.0 million in the three months ended September 28, 2013 primarily due to an increase in headcount, and an increase in non-cash stock-based compensation expense from $1.6 million in the three months ended September 30, 2012 to $6.7 million in the three months ended September 28, 2013.

•	Income from operations of $0.9 million to $1.7 million, compared to income from operations of $2.1 million in the three months ended September 30, 2012.

•	Non-GAAP income from operations of $7.9 million to $8.7 million, compared to non-GAAP income from operations of $3.8 million in the three months ended September 30, 2012.

In addition, the Company added 86 end-user customers in the three months ended September 28, 2013, including several companies listed in the Fortune 100 and Fortune 1000. The Company also experienced strong order growth from new end-user customers.

The preliminary estimated financial data for the three months ended September 28, 2013 set forth above is subject to the completion of the Company’s financial closing procedures. This data has been prepared by, and is the responsibility of, Gigamon’s management. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed or performed any procedures with respect to the accompanying preliminary financial data, and accordingly does not express an opinion or any other form of assurance with respect thereto. The Company currently expect that its final results of operations will be consistent with the estimates set forth above, but such estimates are preliminary and actual results of operations could differ materially from these estimates due to the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between now and the time Gigamon’s interim unaudited consolidated financial statements for the three months ended September 28, 2013 are issued.

Non-GAAP Financial Measure

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Company considers non-GAAP income from operations. This non- GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly-titled measures presented by other companies. The Company defines non-GAAP income from operations as income from operations adjusted to exclude stock-based compensation expense. The following table presents a reconciliation of income from operations to non-GAAP income from operations for the three months ended September 28, 2013 and September 30, 2012, and is unaudited:

	September 28, 2013		September 30, 2012
	Low	High
	(in millions)
Income from operations	$0.9	$1.7	$2.1
Stock-based compensation expense	$7.0	$7.0	$1.7

Non-GAAP income from operations	$7.9	$8.7	$3.8

The Company uses non-GAAP income from operations in evaluating operating results and for financial and operational decision-making purposes. Gigamon’s management believes that non-GAAP income from operations helps identify underlying trends in the Company’s business that could otherwise be masked by the effect of stock-based compensation expense, which is excluded from non-GAAP income from operations. The Company’s management believes that non-GAAP income from operations provides useful information about Gigamon’s operating results, enhances the overall understanding of past performance and future prospects and allows for greater transparency with respect to key metrics used by the Company’s management in its financial and operational decision-making. The Company’s management uses this measure to establish budgets and operational goals for the Company’s business and in evaluating its performance. The Company is presenting non-GAAP income from operations to assist investors in seeing its operating results through the eyes of management, and because the Company’s management believes that this measure provides an additional tool for investors to use in comparing the Company’s core business operating results over multiple periods with other companies in its industry. Non-GAAP income from operations should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

This information is intended to be furnished under Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGAMON INC.

By:	/s/ Paul B. Shinn
Paul B. Shinn General Counsel

Date: October 21, 2013